EXHIBIT 99.1

Chairman Adopts Rule 10b5-1 Share Trading Plan

to Diversify His Investment Portfolio

MORGAN HILL, Calif., Nov. 18, 2010 — The Coast Distribution System, Inc. (Amex:CRV – News) today reported that it has been informed by Thomas R. McGuire, its Executive Chairman, that he has established a plan, pursuant to Securities Exchange Commission Rule 10b5-1, to sell up to a total of 100,000 of the more than 520,000 shares of Company common stock that he owns. It is expected that those 100,000 shares will be sold in brokerage transactions over a period of eight calendar quarters.

Mr. McGuire is the Company’s largest stockholder, owning 11.2%, of its outstanding shares (which does not include an additional 51,250 shares that he has a right to purchase on exercise of stock options).

Rule 10b5-1 under the Securities Exchange Act of 1934 allows officers and directors to adopt written plans for trading securities in a non-discretionary, pre-scheduled manner in order to avoid concerns about initiating stock transactions when the officer or director may be aware of non-public information. Such plans also allow officers and directors to diversify their holdings and minimize the market effect of stock sales by spreading them out over time.

Mr. McGuire stated, “I have decided to implement this plan at this time primarily to diversify my investment portfolio. I remain confident about Coast’s future prospects, and I have no plans to sell any additional Coast shares and will continue to own at least 420,000 shares even after completing the sale of the 100,000 shares under this Rule 10b5-1 plan.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North American’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 12,000 products through 17 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company and its shares are listed on the American Stock Exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our future financial performance are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Those forward-looking statements are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results and financial condition in the future may differ significantly from the future financial performance and financial condition expected at the current time. These risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which the Company filed with the Securities and Exchange Commission on March 31, 2010, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Due to the risks and uncertainties to which our business and future financial performance are subject, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above referenced 2009 Annual Report whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the American Stock Exchange.

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